Exhibit 99.1
NEWS
Anadarko Closes Peregrino Sale
HOUSTON, Dec. 10, 2008 — Anadarko Petroleum Corporation (NYSE: APC) today completed the previously announced sale of its 50-percent interest in the Peregrino heavy-oil field offshore Brazil to StatoilHydro and received approximately $1.4 billion of net after-tax proceeds.
     “The sale of Peregrino provides us with an opportunity to strategically redeploy capital toward our lower-risk assets in the U.S. onshore and high-impact oil projects such as Caesar/Tonga in the deepwater Gulf of Mexico and the Jubilee development offshore Ghana, both of which are anticipated to add significant volumes by 2011,” Anadarko Chairman and CEO Jim Hackett said. “With the $1.4 billion of cash received from the sale and the anticipated book gain of approximately $900 million, we’ve enhanced the strength of our balance sheet, and we are confident that we will achieve our targeted net debt-to-cap range of 25 to 35 percent by the end of this year.”
     “This transaction directly benefits Anadarko and our stakeholders, as well as StatoilHydro and the nation of Brazil. We look forward to continuing our relationship with Brazil as we build upon the early success of our pre-salt exploration program in the deepwater Campos and Espírito Santo basins,” added Hackett.
     Anadarko retains its interest in seven exploration blocks covering approximately 1 million gross acres in the Campos and Espírito Santo basins. Anadarko and partners are currently drilling the pre-salt Serpa prospect on block BM-ES-24. At least four additional pre-salt tests are planned for 2009, including further exploration and appraisal drilling near Anadarko’s recent Wahoo discovery on block BM-C-30 in the Campos Basin.
Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources vital to the world’s health and welfare. As of year-end 2007, Anadarko had 2.4 billion barrels of oil equivalent of proved reserves, making it one of the world’s largest independent oil and natural gas exploration and production companies. For more information about Anadarko, please visit www.anadarko.com.
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including Anadarko’s ability to successfully achieve debt-reduction goals and complete and commercially operate the drilling prospects identified in this news release. See “Risk Factors” in the company’s 2007 Annual Report on Form 10-K and other public filings and press releases. Anadarko undertakes no obligation to publicly update or revise any forward-looking statements.
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Anadarko Contacts
Media:
John Christiansen, john.christiansen@anadarko.com, 832.636.8736
Paula Beasley, paula.beasley@anadarko.com, 832.636.8765
Investors:
John Colglazier, john.colglazier@anadarko.com, 832.636.2306
Chris Campbell, CFA, chris.campbell@anadarko.com, 832.636.8434
Danny Hart, danny.hart@anadarko.com, 832.636.1355